Exhibit 10(ppp)
EXECUTION

ASSET PURCHASE AGREEMENT
BETWEEN
iSONIX LLC
AND
MISONIX, INC.
APRIL 7, 2009

i

ii

Page

12.9 Amendments and Waivers	38
12.10 Incorporation of Exhibits and Schedules	38
12.11 Construction	38
12.12 Independence of Covenants and Representations and Warranties	39
12.13 Remedies	39
12.14 Knowledge Attributable to the Seller	39
12.15 Severability	39
12.16 Waiver of Jury Trial	40
12.17 [Intentionally Omitted]	40
12.18 Jurisdiction	40
12.19 Mutual Drafting	40

Exhibit A Bill of Sale
Exhibit B Undertaking and Assumption of Liabilities
Exhibit C Statement of Allocation
Exhibit D Intellectual Property License Agreement
Exhibit E Patent Assignment
Exhibit F Non-Competition Agreement
Exhibit G Transition and Manufacturing Services Agreement

iii

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 7, 2009, between iSONIX LLC, a Delaware limited liability company (the “Buyer”), MISONIX, INC., a New York corporation (the “Seller”), and, solely for purposes of Section 8.5, Sonics & Materials, Inc., a Delaware corporation and the sole member of the Buyer (“Parent”).
WITNESSETH:
WHEREAS, the Seller manufactures, promotes and sells ultrasonic liquid processors (sonicators), ultrasonic soldering instruments, ultrasonic cleaners, and all related accessories, generally known as the Seller’s ultrasonics laboratory products line (the “Business”).
WHEREAS, the Buyer desires to purchase from the Seller certain assets owned or leased or used by the Seller in connection with the Business, and to assume certain Liabilities of the Seller specified herein, and the Seller desires to sell such assets in exchange for cash and the assumption of such specified Liabilities.
NOW, THEREFORE, in consideration of these premises, the mutual promises herein made, and the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:
ARTICLE I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
1.1 Acquired Assets.
On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest of the Seller in and to all of the tangible and intangible assets, business, goodwill and rights of the Seller used in, arising out of, or related to, the Business, other than the Excluded Assets (all such assets, business, goodwill and rights being purchased hereunder are collectively referred to as the “Acquired Assets”), as the same shall exist immediately prior to the Closing, free and clear of all Liens (other than Permitted Liens), including, without limitation, the following (to the extent used in, arising out of, or related to, the Business):
(a) raw materials, components, and supplies, work-in-process, processed or finished goods and other items of inventory, and all packaging, wrapping, shipping containers and other parts, wherever located, specifically including any inventory held by third parties for demonstration purposes or on consignment;
(b) all machinery, equipment, tooling, dies and molds (whether located at the facilities of the Seller or at other locations), furniture, fixtures, leasehold improvements, vehicles and other tangible personal property listed on Schedule 1.1(b);
(c) all Intellectual Property set forth on Schedule 1.1(c), the goodwill associated therewith, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions, and all rights granted to the Buyer under the Intellectual Property License Agreement (the “Ultrasonics Intellectual Property”), subject to the limitations set forth in Section 2.4;

(d) to the extent that the same are assignable, agreements, contracts, unfulfilled sales orders with customers listed on Schedule 1.1(d), unfulfilled purchase orders entered into with suppliers listed on Schedule 1.1(d), licenses, commitments, plans, instruments, arrangements, understandings and proposals, documents and leases (whether of real or personal property) (including, without limitation, any such agreements, contracts, licenses, commitments, documents and leases listed on Schedule 5.13), including all amendments and supplements thereto (collectively, the “Contracts”), subject to the limitations set forth in Section 2.4;
(e) all payments, deposits (including, without limitation, customer deposits or prepayments on unfulfilled sales orders) and prepaid expenses set forth on Schedule 1.1(e);
(f) all claims, choses-in-action, warranties, refunds, rights of recovery, rights of set-off and rights of recoupment set forth on Schedule 1.1(f);
(g) [intentionally omitted];
(h) to the extent that the same are assignable, all Permits, including those Permits which are listed on Schedule 5.8;
(i) all rights to receive mail, email, faxes and other communications addressed to the Seller and relating to the Business (including communications from customers, suppliers, distributors, agents and others and payments with respect to the Acquired Assets), all of which shall be forwarded to the Buyer;
(j) all records, files, documents and correspondence, lists, drawings, specifications, bill of materials, studies, reports, advertising and promotional materials, and other printed or written materials, relating to the Business, including all electronic and printed copies of each of the foregoing;
(k) rights to the name “Misonix” granted by the Intellectual Property License Agreement;
(l) the domain names listed on Schedule 1.1(l); and
(m) all other Assets included on Schedule 1.1(m).
1.2 Excluded Assets.
Any assets of the Seller that are not Acquired Assets (the “Excluded Assets”) are retained by the Seller.

1.3 Assumed Liabilities.
On and subject to the terms and conditions of this Agreement, the Seller shall transfer to the Buyer, and the Buyer shall assume and discharge or perform when due in accordance with the terms thereof, only the following Liabilities of the Seller, and no other Liabilities of the Seller (collectively, the “Assumed Liabilities”):
(a) all obligations of the Seller under the Contracts, sales orders, purchase orders and other agreements included in the Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish after the Closing (but not including any obligation or Liability arising out of or in connection with any breach of any such Contract, sales order, purchase order or other agreement occurring as of or prior to the Closing or, without the Buyer’s written consent, any Contract that was required to be listed on Schedule 5.13 but was not so listed); and
(b) all obligations of the Seller under the warranties described on Schedule 5.22(c).
1.4 Excluded Liabilities.
Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, the Buyer shall not assume or be liable for any of the Liabilities of the Seller or the Business (the “Excluded Liabilities”), which Excluded Liabilities shall include, without limitation, the following:
(a) any of the Liabilities of the Seller under this Agreement;
(b) any of the Liabilities of the Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the other Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys’ and accountants’ fees, and brokerage fees incurred by or imposed upon the Seller or its Affiliates;
(c) any of the Liabilities of the Seller arising out of (i) the conduct of the Business prior to the Closing or (ii) any other business of the Seller, including without limitation, any accounts payable, short-term indebtedness, Funded Indebtedness or other similar obligations;
(d) any Liability of the Seller under any agreement, contract, commitment, document, license or lease, and any Liability of the Seller under any Contract or Permit to the extent arising out of a breach or alleged breach thereof that occurred as of or prior to the Closing;
(e) any Liability of the Seller with respect to any income Taxes or any other Taxes, in each case for any period, including any Liability for unpaid Taxes of any Person as a transferee, successor by contract or otherwise, and including any claim against the Buyer arising as a result of such Liability of the Seller, whether due to the failure by Seller to provide a tax good standing or clearance certificate in connection with the transactions contemplated by this Agreement or otherwise;

(f) any Liability, to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing, notwithstanding that the date on which any action or claim is commenced or made is after the Closing and irrespective of whether such Liability attaches to the Buyer or the Seller in the first instance, (i) that arises by reason of any violation or alleged violation of any Law or any requirement of any Governmental Authority, (ii) that arises under any Environmental and Safety Requirements with respect to the ownership or operation by the Seller of the Business or (iii) that arises by reason of any breach or alleged breach by the Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree;
(g) any Liabilities for which the Buyer may become liable as a result of or in connection with the failure to fully and properly comply with any bulk sales or transfers Laws arising out of the Seller’s failure to pay any Excluded Liabilities;
(h) any Liabilities arising out of the injury to or death of any Person or animal or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to products (or parts of components thereof) manufactured, sold, distributed or otherwise disposed of or for services performed by the Seller, to the extent any of such Liabilities result from or arise out of events, facts or circumstances occurring or existing on or prior to the Closing, notwithstanding that the date on which any action or claim is commenced or made is after the Closing;
(i) any Liabilities relating to any legal action or Proceeding to the extent arising out of or in connection with (i) the Seller’s conduct of the Business prior to the Closing or (ii) any other conduct of the Seller or the Seller’s officers, directors, employees, shareholders, consultants, agents or advisors in their capacities as such, whether or not disclosed on the Schedules hereto;
(j) any Liabilities of the Seller for pay in lieu of notice and severance pay;
(k) any Liabilities for bonuses or like payments to any director, officer, employee, shareholder or Affiliate of the Seller for the period ending on or prior to the Closing, other than normal salary payments or salary accruals in the Ordinary Course of Business which are properly included as accrued expenses;
(l) any Liabilities relating to any Employee Benefit Plan of the Seller;
(m) any Liability for claims for worker’s compensation, injury, disability or death based on an event occurring prior to the Closing Date;
(n) any Liabilities which relate to assets of the Seller that are not Acquired Assets;
(o) any Liabilities of the Seller to any Affiliate of the Seller; and
(p) any Liability of the Seller that the Seller became responsible for as a successor either de jure or de facto of another Person.
The Seller hereby expressly acknowledges that it is retaining the Excluded Liabilities, and the Seller shall pay, discharge and perform all such Excluded Liabilities promptly when due.

ARTICLE II.
CONSIDERATION; CLOSING
2.1 Consideration.
The consideration to be paid by the Buyer for the Acquired Assets (the “Consideration”), shall consist of:
(a) an aggregate of $3,500,000 (the “Cash Closing Payment”), which shall be payable at Closing by wire transfer of immediately available U.S. funds to the Seller, in accordance with the written payment instructions furnished by the Seller to the Buyer prior to the Closing Date (the “Direct Cash Payment”); plus
(b) the assumption of the Assumed Liabilities.
2.2 The Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Siller Wilk LLP, 675 Third Avenue, New York, New York 10017. The date on which the Closing occurs shall be referred to as the “Closing Date.”
2.3 Deliveries at the Closing.
(a) At the Closing, the Seller shall deliver to the Buyer or cause to be delivered to the Buyer, as applicable:
(i) a counterpart of an assignment, assumption and bill of sale agreement (the “Bill of Sale”), in the form of Exhibit A duly executed by the Seller;
(ii) a counterpart of the intellectual property license agreement (the “Intellectual Property License Agreement”), in the form of Exhibit D hereto, duly executed by the Seller;
(iii) a counterpart of the patent assignment (the “Patent Assignment”), in the form of Exhibit E hereto, duly executed by the Seller;
(iv) such other duly executed instruments of sale, transfer, conveyance and assignment and assumption, as the Buyer or its counsel may reasonably request, in form reasonably satisfactory to the Seller, to effectuate the transfer of the Acquired Assets to the Buyer (the “Other Assignment Documents”);
(v) a counterpart of the Non-Competition Agreement between the Buyer and Ronald Manna, in the form of Exhibit F (the “Non-Competition Agreement”), duly executed by the parties thereto other than the Buyer;
(vi) copies of all consents listed on Schedule 5.3;

(vii) certified copies of the Fundamental Documents of the Seller and the authorizing resolutions and incumbency certificates of the Seller for this Agreement and the Documents;
(viii) certificates from the Secretary or similar authority of the State or other jurisdiction of formation to the effect that the Seller is in existence in such jurisdiction and filed all reports due and paid all fees, taxes and penalties owed to the Secretary or similar authority of the State or other jurisdiction of formation of the Seller, dated as of a date not more than twenty (20) days prior to the Closing Date;
(ix) a counterpart of a transition and manufacturing services agreement, in the form attached as Exhibit G (the “Transition and Manufacturing Services Agreement”), duly executed by the Seller;
(x) evidence satisfactory to the Buyer of the Seller’s payment in full of all payables listed on Schedule 5.21; and
(xi) evidence satisfactory to the Buyer of the Seller’s purchase of the product liability insurance required by Section 9.10.
(b) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:
(i) confirmations of the wire transfers of immediately available funds required by the terms and conditions of Section 2.1(a);
(ii) a counterpart of the Bill of Sale, duly executed by the Buyer;
(iii) an executed Undertaking and Assumption of Liabilities (the “Undertaking and Assumption of Liabilities”), in the form of Exhibit B, duly executed by the Buyer;
(iv) a counterpart of the Intellectual Property License Agreement, duly executed by the Buyer;
(v) a counterpart of the Patent Assignment, duly executed by the Buyer;
(vi) a counterpart of the Non-Competition Agreement, duly executed by the Buyer;
(vii) certified copies of the Fundamental Documents of the Buyer, and the authorizing resolutions and incumbency certificates of the Buyer for this Agreement and the Documents;
(viii) certificates from the Secretary or similar authority of the State or other jurisdiction of formation to the effect that the Buyer is in existence in such jurisdiction and filed all reports due and paid all fees, taxes and penalties owed to the Secretary or similar authority of the State or other jurisdiction of formation of the Buyer, dated as of a date not more than twenty (20) days prior to the Closing Date;

(ix) a certificate from the Secretary of State or similar authority of each State or other jurisdiction in which the Buyer is qualified to do business to the effect that the Buyer is in good standing in such state or jurisdiction, dated as of a date not more than twenty (20) days prior to the Closing Date; and
(x) a counterpart of the Transition and Manufacturing Services Agreement, duly executed by the Buyer.
2.4 Certain Contracts and Intellectual Property.
Notwithstanding any other provision of this Agreement to the contrary, to the extent that the assignment by the Seller of any Contract or Intellectual Property to be assigned hereunder shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment or attempted assignment thereof or an assumption by the Buyer of the Seller’s obligations thereunder if such assignment or attempted assignment would, without the consent of such other party, constitute a breach thereof. The Seller shall use its reasonable commercial efforts to obtain the written consent or approval to the assignment to the Buyer of each such Contract or Intellectual Property with respect to which such consent is required for such assignment. If such consent or assignment is obtained after the Closing, such Contract shall automatically be deemed to be included as a Contract under Section 1.1(d). Until such consent or approval is obtained, each Party agrees to cooperate with the other Parties in any reasonable arrangement necessary or desirable to provide to the Buyer the benefits of the Contract or Intellectual Property. All profits, losses, income and expenses attributable to the performance, maintenance and enforcement of such Contracts after the Closing Date shall be borne by, and be solely for the account of, Buyer.
2.5 Allocation of Consideration.
The Consideration shall be allocated among the Acquired Assets acquired from the Seller and the non-competition provisions contained in Section 9.6 as determined by the Buyer and the Seller and consistent with the principles set forth in Code Section 1060. Such allocation shall be set forth in a statement (the “Statement of Allocation”) attached hereto as Exhibit C. None of the Parties shall take any action inconsistent with the Statement of Allocation prepared in accordance with this Section 2.5.
ARTICLE III.
[INTENTIONALLY OMITTED]
ARTICLE IV.
[INTENTIONALLY OMITTED]
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLER
As a material inducement to the Buyer to enter into and perform its obligations under this Agreement, the Seller represents and warrants to the Buyer as set forth below.

5.1 Organization and Capitalization of the Seller.
The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Seller is qualified to do business in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect on the Seller or the Business. Schedule 5.1(a) lists all of the jurisdictions in which the Seller is qualified to do business as a foreign corporation. Schedule 5.1(a) sets forth all names under which the Seller or, to the Knowledge of the Seller, any predecessor or former owner of the Business, has conducted the Business.
5.2 Authorization of Transaction.
The Seller has all requisite power and authority, and all licenses, Permits and authorizations necessary, to own and operate the Business and to carry on the Business as now conducted. The Seller has all requisite power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and all related transactions and to perform its obligations under each such Document. The execution, delivery and performance of each Document to which the Seller is a party has been duly and validly authorized by all necessary action on the part of the Seller, and each Document to which the Seller is a party has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, subject to applicable bankruptcy and insolvency Laws and statutes.
5.3 Non-contravention.
Neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated by the Documents by the Seller, will (a) violate any Law to which the Seller, the Business or the Acquired Assets is subject, (b) violate any provision of the Fundamental Documents of the Seller, (c) except as disclosed on Schedule 5.3, conflict with, result in a breach of, constitute a default (or an event which with notice, lapse of time or both would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any of the Contracts or Intellectual Property or any contract, agreement, instrument, lease, license, Permit, order, decree, authorization or other document to which the Seller is a party or by which any of its assets is bound, (d) result in the imposition of any Lien upon any of the Acquired Assets (other than Liens in favor of lenders to the Buyer under credit arrangements entered into by the Buyer), or (e) cause the Buyer to become subject to, or to become liable for the payment of, any Tax. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any consent or approval of any other Person in order for the Parties to consummate the transactions contemplated by the Documents or in order for the Buyer to conduct the Business as conducted (or contemplated to be conducted) in the ordinary course following the Closing.
5.4 Profit and Loss Statements.
(a) Schedule 5.4 contains Profit and Loss Statements of the Business for Seller’s fiscal years ended June 30, 2006, 2007 and 2008 and for the six months ended December 31, 2008 (the “Business Profit and Loss Statements”).
(b) The Business Profit and Loss Statements are true, correct and complete in all Material respects.

5.5 Subsequent Events.
Since June 30, 2008, except for matters specifically relating to the transactions contemplated by this Agreement, the Seller has operated the Business in the Ordinary Course of Business and the Business has not suffered any Material Adverse Change. Without limiting the generality of the foregoing, since June 30, 2008, except as set forth on Schedule 5.5:
(a) no party (including the Seller) has accelerated, terminated, modified or canceled any agreement, contract, document, lease, or license (or series of related agreements, contracts, leases, and licenses) related to or affecting the Business involving more than $10,000 per annum to which the Seller is a party or by which the Seller is bound or which is otherwise Material to the Seller or the Business and, to the Knowledge of the Seller, no party intends to take any such action;
(b) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Acquired Assets;
(c) the Seller has not entered into any contract, lease, or license (or series of related contracts, leases, and licenses) related to or affecting the Business;
(d) [intentionally omitted];
(e) [intentionally omitted];
(f) there has not been any other Material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Business;
(g) the Seller has not sold, leased, transferred, or assigned any of the assets of the Business, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
(h) the Seller has not made any capital expenditure (or series of related capital expenditures) in connection with the Business either involving more than $10,000 in the aggregate or outside the Ordinary Course of Business;
(i) except in connection with bona fide disputes, the Seller has not delayed or postponed the payment of any accounts payable or commissions or any other Liability of the Business or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability of the Business;
(j) the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) in connection with or affecting the Business;
(k) the Seller has not granted any license or sublicense of any rights under or with respect to the Ultrasonics Intellectual Property;

(l) the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, in connection with or affecting the Business or modified the terms of any existing such contract or agreement;
(m) [intentionally omitted];
(n) the Seller has maintained the inventory of the Business at levels commensurate with sales experience and otherwise within the Ordinary Course of Business;
(o) the Seller has not written down the value of any Acquired Asset on its books or records, except for depreciation and amortization taken in the Ordinary Course of Business; and
(p) the Seller has not committed to do any of the foregoing.
5.6 Absence of Liabilities.
Except as set forth on Schedule 5.6, (a) the Seller has no Funded Indebtedness, and (b) the Seller has no Liabilities in connection with the Business, and (c) the Seller has no Liabilities which are or may be secured by a Lien on any of the Acquired Assets.
5.7 Creditors; Bankruptcy, Etc.
The Seller is not involved in any Proceeding by or against the Seller as a debtor in any court under the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether foreign, international, provincial, state, local or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of the Seller or for a substantial part of the property of the Seller.
5.8 Legal Compliance.
In its conduct of the Business, the Seller has complied, and is in compliance in all Material respects, with all applicable Laws, Environmental and Safety Requirements, Orders and Permits, and no Proceeding is pending or, to the Knowledge of the Seller, threatened, alleging any failure to so comply. Schedule 5.8 sets forth a list of all Permits under which the Seller is operating or bound except where the failure to have any such Permit would not have a Material Adverse Effect. Such Permits (a) constitute all Permits used or required in the conduct of the Business as presently conducted, (b) are in full force and effect, (c) are assignable by Seller, (d) have not been violated in any respect and (e) are not subject to any pending or, to the Knowledge of the Seller, threatened Proceeding seeking their revocation or limitation. Upon the Seller’s delivering any required notices and obtaining any necessary consents as specifically set forth in Schedule 5.8, the Permits will continue in full force and effect on substantially identical terms for the benefit of the Buyer following the consummation of the transactions contemplated hereby and by the other Documents, without any further action by any of the Parties.

5.9 Title to Assets.
(a) Except as set forth on Schedule 5.9(a), (i) the Seller has good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the Acquired Assets, and (ii) with the exception of the Excluded Assets and inventory or other assets previously disposed of in the Ordinary Course of Business, the Acquired Assets include all assets, properties and interests in properties previously or presently used by or necessary for the conduct of the Business by the Seller and, immediately after the Closing, the Buyer, in the Ordinary Course of Business. Except as set forth on Schedule 5.9(a), no other Person owns any asset that is or has been used by, related to and/or necessary for the conduct of the Business.
(b) Except as set forth on Schedule 5.9(b), the machinery, equipment and other tangible assets included in the Acquired Assets are in good working order and condition (reasonable wear and tear excepted) in the Ordinary Course of Business (subject to routine maintenance and repair for similar assets of like age), fit for the use for which the Seller has been using them, and usable in the Ordinary Course of the Business. The Seller owns or leases under valid leases all machinery, equipment and other tangible assets necessary for the conduct of the Business as conducted as of the date hereof.
(c) Schedule 5.9(c) contains a true and complete listing of all Material tangible assets included in the Acquired Assets, other than inventory. Schedule 5.9(c) specifies the locations of the Material tangible assets included in the Acquired Assets, other than inventory. At all times during which the Seller owned such tangible assets, none of such tangible assets was located (or, in the case of the vehicles, garaged) at any location other than the locations set forth on Schedule 5.9(c), except for (i) periods in which such tangible assets were in transit in the Ordinary Course of Business or stored in a warehouse, and (ii) periods in which such tangible assets were being repaired off premises in the Ordinary Course of Business.
5.10 Inventory.
(a) Schedule 5.10 summarizes the inventory value of the Business as of June 30, 2006, June 30, 2007, June 30, 2008, December 31, 2008, and the most recent month end. Except for the Wells’ Lien, the Seller owns all of the inventory of the Business free and clear of all Liens, subject only to Permitted Liens. The inventory of the Business consists of raw materials, work-in-process, finished goods and packaging as set forth on Schedule 5.10.
(b) The finished goods of the Business are fit for the purpose for which they were manufactured and do not contain slow-moving, obsolete, damaged or defective inventory in excess of historical percentage levels. For purposes of this Agreement, “slow-moving” means any item of finished goods the sale of which by the Seller has taken or is likely to take in excess of that experienced by the Seller in the Ordinary Course of Business. Since June 30, 2008, the finished goods of the Business have been purchased or manufactured in the Ordinary Course of Business consistent with sales of the Business and reasonably anticipated requirements of the Seller and its customers.
(c) The raw materials and work-in-process of the Business consist of a quality and quantity usable in the Ordinary Course of Business. Since June 30, 2008, the raw materials and work-in-process of the Business have been purchased or manufactured in the Ordinary Course of Business consistent with sales of the Business and reasonably anticipated requirements of the Seller and its customers.

5.11 Tax Matters.
(a) Except as set forth on Schedule 5.11(a), the Seller and each other entity included in any consolidated, combined or unitary Tax Return or in any group filing in which the Seller is or has been a member (a “Seller Tax Group”), (A) have timely paid all income and other material Taxes required to be paid by them through the date hereof (whether or not such Taxes are shown on any Tax Return) and (B) have filed or caused to be filed in a timely manner (within any applicable extension periods) all income and other material Tax Returns required to be filed by them with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all respects. In the past five (5) years, no claim has been made by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.
(b) Except as set forth on Schedule 5.11(b):
(i) no Liens have been filed and the Seller has not been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or such other taxing authority in connection with the Seller or any Tax Return of the Seller;
(ii) except as set forth on Schedule 5.11(b)(ii), there are no pending Tax audits of the Seller nor any of its Tax Returns; and
(iii) except as set forth on Schedule 5.11(b)(iii), no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Seller.
5.12 Intellectual Property.
(a) Schedule 5.12(a) identifies (i) all (A) registered patents and patent applications, (B) trademark and service mark registrations and applications therefor, (C) Material unregistered trademarks and service marks, (D) copyright registrations and applications therefor, and (E) registered trade names and assumed names, developed by, or on behalf of, or owned by, the Seller, used in connection with the Business, and (ii) each license, agreement or other permission which the Seller has granted to any third party with respect to any Ultrasonics Intellectual Property (“Licensed Intellectual Property”).
(b) Except as set forth on Schedule 5.12(b),
(i) to the Knowledge of the Seller, the Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition in its conduct of the Business, and the Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii) the Seller owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property) necessary or required for the conduct of the Business as currently conducted and as proposed to be conducted and, to the Knowledge of the Seller, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property other than fees and payments with respect to Licensed Intellectual Property identified on Schedule 5.12(a);
(iii) there are no royalties, honoraria, fees or other payments payable by the Seller to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property used in the Business;
(iv) no activity, service or procedure currently conducted or proposed to be conducted by the Seller in the Business violates or will violate any agreement related to the Business governing the use of Intellectual Property;
(v) to the Knowledge of the Seller, no patent, formulation, invention, device, application or principle nor any Law exists that would have or could reasonably be expected to have a Material Adverse Effect on the Business;
(vi) the Seller has not sent to any third party in the past five (5) years or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any Intellectual Property right of the Seller by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of the Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and
(vii) the Seller has taken reasonable and practicable steps (including, without limitation, entering into confidentiality and nondisclosure agreements with all officers, directors, managers, members and employees of, and consultants to, the Seller with access to or knowledge of the Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property.
5.13 Contracts and Commitments.
Schedule 5.13 lists all of the following contracts or other arrangements (written or oral) related to the Business to which the Seller is a party or by which it or its assets are bound:
(a) contracts relating to the manufacture, purchase, distribution, marketing or sales of the Seller’s or any other Person’s products or services (other than purchase and sales orders entered into in the Ordinary Course of Business consistent with past practices and the performance of which by the parties thereto is reasonably expected to be substantially completed within sixty (60) days of the execution thereof), including all volume rebate agreements, “bill and hold” or other similar arrangements, and all contracts which designate the Seller as an exclusive manufacturer or supplier of any product or service;

(b) contracts, agreements or arrangements for the employment of any officer, individual employee, or other Person on a full-time, part-time, consulting or other basis (excluding oral, at-will employment arrangements the generic terms of which are described on an aggregate basis (i.e., ranges of wages of salary, typical benefits, etc.) on Schedule 5.13);
(c) instruments, agreements or indentures relating to Funded Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Seller;
(d) guarantees of any obligation for borrowed money or otherwise;
(e) agreements with respect to the lending or investing of funds;
(f) leases or agreements under which the Seller is the lessee, sublessee, occupant, holder or operator of any real or personal property owned by any other party;
(g) leases or agreements under which the Seller is the lessor or sublessor of or permits any third party to occupy, hold or operate any real or personal property owned or controlled by the Seller;
(h) assignments, licenses, indemnifications or agreements with respect to any form of intangible property, including, without limitation, any Intellectual Property or confidential information;
(i) contracts or groups of related contracts with the same party for the purchase or sale of products or services, including all purchase orders and sales orders;
(j) research and development agreements;
(k) any contracts containing covenants not to compete or similar provisions (A) binding on the Seller, (B) restricting other Persons for the benefit of the Seller or (C) which otherwise restrict competition granted by the Seller in favor of a third party;
(l) contracts which contain a “most favored customer” or similar provision;
(m) contracts under which the amount payable by the Seller is dependent on the revenues or income or similar measure of the Business (or any part thereof), or under which the Seller is obligated to pay royalties, commissions or similar payments to any Person;
(n) marketing, agency, advertising, sales representative, broker, subscription, list management, printing, distribution, fulfillment or similar contracts; or
(o) other agreements or instruments which are otherwise Material to the Business, and which are not listed in the foregoing clauses of this Section 5.13;
(collectively, the “Material Contracts”).

Each Material Contract is valid and enforceable against the Seller and the other parties thereto, subject to applicable bankruptcy and insolvency Laws and statutes. Except as specifically disclosed on Schedule 5.13, the Seller has performed in all respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach under any such Material Contract. No other party to any Material Contract is in default under or in breach of such Material Contract and no event has occurred which with the passage of time or giving of notice or both would result in a default or breach under any such Material Contract. Except as disclosed on Schedule 5.13, each Material Contract is assignable by the Seller. The unfulfilled sales orders with customers listed on Schedule 1.1(d) and the unfulfilled purchase orders entered into with suppliers listed on Schedule 1.1(d) are assignable by the Seller. The Seller has supplied the Buyer with (i) a true, correct and complete copy of each Material Contract, together with all amendments, waivers or other changes thereto, and (ii) a reasonably complete description of all material terms of all oral agreements covered by this Section 5.13 to which the Seller is a party.
5.14 Insurance.
The Seller maintains insurance coverage of a type and amount customary for entities of similar size engaged in similar lines of business. All of Seller’s current insurance policies are in full force and effect and the Seller is not in default with respect to its obligations under any of such insurance policies. The Seller has not received any notification of cancellation or modification of any of such insurance policies or that any claim outstanding is expected to cause a Material increase in the Seller’s insurance rates. To the Knowledge of the Seller, there are no facts or circumstances which exist that might relieve any insurer under such insurance policies of its obligations to satisfy in full claims thereunder.
5.15 Litigation.
Except as set forth on Schedule 5.15, there are no Proceedings pending or, to the Seller’s Knowledge, threatened against the Seller and, to the Knowledge of the Seller, except as set forth on Schedule 5.15, there is no Basis for any of the foregoing. None of the Proceedings listed on Schedule 5.15 could have a Material Adverse Effect on the Seller or the Business. Schedule 5.15 also sets forth all Proceedings involving the Seller during the last five (5) years which (i) alleged criminal conduct by the Seller, (ii) resulted in the Seller or its Affiliates paying or receiving an amount in excess of $25,000 in connection with the adjudication or compromise of such matter or (iii) had, or could reasonably be expected to have, a Material Adverse Effect on the Seller or the Business. All materials provided to the Buyer relating to any matters described on Schedule 5.15 are true, correct and complete. Schedule 5.15 identifies the pending Proceedings that are covered by insurance policies and/or the defense of which has been assumed by the insurance carrier and sets forth the applicable insurance carrier and insurance policy. Such insurance carriers have not delivered any reservations of rights or indicated any objections or reservations whatsoever with respect to such insurance carriers’ obligation to provide a defense against the claims asserted in such Proceedings and to pay the amounts of damages or settlement amounts arising from the claims of such Proceedings.
5.16 [Intentionally Omitted].
5.17 [Intentionally Omitted].

5.18 Environment and Safety.
The Seller has complied with, and the Business and the Acquired Assets are in compliance with, all Environmental and Safety Requirements. Schedule 5.18 contains a list of all Permits required under all Environmental and Safety Requirements for the operation of the Business, and the ownership, operation or occupation of the Acquired Assets. The Seller has accurately prepared and timely filed with the appropriate Governmental Authorities all reports, notifications, and filings required pursuant to Environmental and Safety Requirements for the operation of the Business and the ownership, operation or occupation of the Acquired Assets. The Seller has not received any notice or other information regarding any actual or alleged violation of, any actual or potential Liability under, or any corrective or remedial obligation under, any Environmental and Safety Requirements with respect to the Business or the Acquired Assets.
5.19 Customers and Suppliers.
(a) Schedule 5.19(a) lists the ten (10) largest customers (and total sales, in dollars, to each such customer) and the ten (10) largest suppliers (and total purchases, in dollars, from each such supplier) of the Business during the Seller’s fiscal years ended June 30, 2007 and June 30, 2008, and for the six (6) months ended December 31, 2008. Except as set forth on Schedule 5.19(a), no such customer or supplier of the Business has terminated, reduced or materially modified its business (including as a result of engaging in business with foreign suppliers) with the Seller since June 30, 2006. No changes have occurred to the customer base other than in the Ordinary Course of Business. Except as set forth on Schedule 5.19(a), the Seller has not received any notice or otherwise has any reason to believe (other than because of the current economic conditions), that any of the customers or suppliers listed on Schedule 5.19(a) intends, or is reasonably likely, to terminate, reduce or materially modify its business (including as a result of engaging in business with foreign suppliers) with the Seller.
(b) Without limiting the foregoing, except as set forth on Schedule 5.19(b)(i), in the six (6) months preceding the Closing Date, the Seller has not engaged in rebate, discount, advance sale programs, volume discounts, or other programs or arrangements (such as arrangements to sell to customers products or services in excess of such customers’ reasonably foreseeable requirements) with customers of the Business which would reasonably be expected to result in such customers reducing, temporarily or permanently, their purchases of products or services from the Buyer after the Closing. Schedule 5.19(b)(ii) identifies all “bill and hold” or consignment arrangements entered into with customers.
(c) Other than as set forth on Schedule 5.19(c), since June 30, 2008, the Seller has not offered, become bound by and/or become a party to any trade deals, trade promotions or programs, trade refunds or cooperative programs or any consumer promotions and programs (including, without limitation, premiums and rebate programs and cooperative advertising programs) with respect to the Business, except in the Ordinary Course of Business.
(d) Except as disclosed on Schedule 1.1(e), the Seller has no payments, deposits (including, without limitation, customer deposits or prepayments on unfulfilled sales orders) or prepaid expenses in connection with the Business.

5.20 [Intentionally Omitted].
5.21 Accounts and Notes Payable.
Except as set forth by vendor on Schedule 5.21, all accounts payable and notes payable by the Seller to third parties arose in the Ordinary Course of Business, and there is no such account payable or note payable more than ninety (90) days past due.
5.22 Warranties of Products and Services; Product Liability; Regulatory Compliance.
(a) Except as set forth on Schedule 5.22(a) hereto, all finished goods manufactured and held in the inventory of the Business at the Closing (including, without limitation, all documentation furnished in connection therewith) are free from any significant defects and conform in all respects with all customary and reasonable standards for products of such type, with all applicable contractual commitments and with all express and implied warranties, and the Seller has no Liability (and, to the Knowledge of the Seller, there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith.
(b) Except as set forth on Schedule 5.22(b) hereto, all raw materials and work-in-process held in the inventory of the Business at the Closing (including, without limitation, all documentation furnished in connection therewith) are free from any significant defects and conform in all respects with all customary and reasonable standards for products of such type, with all applicable contractual commitments and with all express and implied warranties.
(c) Except as set forth on Schedule 5.22(c) hereto, Seller has not given any guarantee, warranty or other indemnity in respect of any of the products manufactured, sold, distributed, used, delivered or held in inventory and services provided by the Seller in connection with the Business (including, without limitation, all documentation furnished in connection therewith) except warranties made in the Ordinary Course of Business and in the form of Seller’s standard written warranty, a copy of which is attached to Schedule 5.22(c), and except for warranties, express or implied, as required by law.
(d) Except as disclosed on Schedule 5.22(d), all warranty claims related to the Business that have been received prior to the Closing have been resolved.
(e) Except as set forth on Schedule 5.22(e) (which lists all violations and/or warning letters or notices from any Governmental Authority), since January 1, 2007, no Governmental Authority regulating the Business has commenced, or to the Knowledge of the Seller, threatened to commence, any investigation or proceeding relating to the Business. The Seller has not been responsible for, subject to, assumed or become aware or otherwise been notified of, (and to the Knowledge of the Seller there is no reasonable Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it which would reasonably be expected to give rise to Liability), arising out of any injury to people, animals or property as a result of or in connection with the ownership, possession, consumption or use of any product manufactured, sold or distributed or any service provided by the Seller in connection with the Business.

5.23 [Intentionally Omitted].
5.24 Brokers.
Except as disclosed on Schedule 5.24, there is no agent, broker, investment banker, Person or firm who or which has acted on behalf, or under the authority, of the Seller or will be entitled to any fee or commission directly or indirectly from the Buyer (as a result of the actions of the Seller) or the Seller, in connection with any of the transactions contemplated hereby.
5.25 [Intentionally Omitted].
5.26 Solvency.
The Seller is currently solvent and the Seller will not be rendered insolvent by any of the transactions contemplated hereby.
5.27 [Intentionally Omitted].
5.28 Disclosure.
No representation or warranty of the Seller in this Agreement (including the Schedules attached hereto) misstates a Material fact or omits to state a Material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER
As a material inducement to the Seller to enter into and perform its obligations under this Agreement, the Buyer represents and warrants to the Seller as follows:
6.1 Organization.
The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
6.2 Authorization of Transaction.
The Buyer has full power and authority to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of the Documents and all related transactions and to perform its obligations under the Documents. Each Document to which the Buyer is a party has been duly authorized by all necessary limited liability company action on the part of the Buyer and has been duly executed and delivered by the Buyer, and constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject to applicable bankruptcy and insolvency Laws and statutes. The execution, delivery and performance by Buyer of this Agreement and the Documents and the performance by Buyer of the transactions contemplated hereby and thereby will not (a) violate any provision of Buyer’s Fundamental Documents, (b) violate any Law, rule, regulation or governmental order applicable to Buyer, or (c) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, contract, lease, permit or other instrument or obligation to which Buyer is a party or under which any of its assets are bound.

6.3 No Restrictions Against Purchase of Assets.
Neither the execution, delivery and performance of the Documents nor the consummation of the transactions contemplated thereby, nor compliance by the Buyer with any of the provisions thereof, will (i) violate, conflict with, or result in a Material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Fundamental Documents of the Buyer, or under any note, bond, mortgage, indenture, deed of trust, or other agreement by which the Buyer is bound, or by which the Buyer or any of its properties or assets may be bound or affected, or (ii) violate any Law applicable to the Buyer or any of its properties or assets. No consent or approval by, notice to, or registration with, any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.
6.4 Brokers.
No broker, investment banker or finder is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
6.5 Consents.
No consent or waiver of, or filing with, any person or entity (governmental or otherwise) is required to be obtained in order for Buyer to execute, deliver or perform any of its obligations under this Agreement or any of the Documents.
6.6 Litigation
There is no legal action, arbitration or administrative or governmental proceeding or investigation in which Buyer has been served or provided with formal notice, nor, to Buyer’s knowledge, are any of the foregoing filed, issued or threatened, which would reasonably be expected to have a Material Adverse Effect on the consummation of the transactions contemplated by this Agreement or materially limit Buyer’s ability to perform any of its obligations under this Agreement or any of the Documents.

ARTICLE VII.
[INTENTIONALLY OMITTED]
ARTICLE VIII.
INDEMNIFICATION
8.1 Survival.
The representations, warranties, covenants and other agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby; provided, however, that any claim for Adverse Consequences arising out of or with respect to the inaccuracy of any such representation or the breach of any such warranty must be asserted in writing by notice given to the other party on or before the eighteen month anniversary of the Closing Date, failing which any such claim shall be waived and extinguished, excluding, however, claims for Adverse Consequences relating to any inaccuracy of representations and/or breach of warranties contained in the Buyer Core Representations or the Seller Core Representations, as the case may be, which may be asserted until the expiration of the applicable statute of limitations with respect to such matters. For the avoidance of doubt, if a notice period applies to a claim for indemnification for a breach of representations and/or warranties, then if and to the extent that any Person entitled to indemnification submits a notice or claim prior to the expiration of such notice period, the indemnification obligations of the indemnifying party with respect to such claim shall include Adverse Consequences which the indemnified party suffers after the expiration of the notice period. No right of the Buyer Group for indemnification hereunder shall be affected by any examination made for or on behalf of the Buyer, the knowledge of any of the Buyer’s officers, directors, shareholders, employees or agents, or the acceptance by the Buyer of any certificate or opinion.
8.2 Indemnification.
(a) Seller Indemnification. From and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its successors, assigns, officers and directors (collectively, the “Buyer Group”) against any Adverse Consequences that any member of the Buyer Group may suffer, sustain or become subject to as the result of, or arising from or in connection with:
(i) the breach by Seller of any representation or warranty contained in Article V hereof or in any other Document or in any exhibit, schedule or attachment thereto or in any certificate delivered by Seller in connection therewith;
(ii) any Excluded Liability; or
(iii) any breach by Seller of any covenant or agreement contained in this Agreement, any other Document or in any exhibit, schedule or attachment hereto or thereto or in any certificate delivered by the Seller in connection herewith or therewith.
(b) Buyer Indemnification. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and its successors, assigns, officers and directors (collectively, the “Seller Group”) against any Adverse Consequences that any member of the Seller Group may suffer, sustain or become subject to as the result of, arising from or in connection with:
(i) a breach of any representation, warranty, covenant or agreement by the Buyer contained in this Agreement, any other Document or in any exhibit, schedule or attachment hereto or thereto or in any certificate delivered by the Buyer in connection herewith or therewith; or
(ii) any Assumed Liability.

(c) Limits on Indemnification. Anything in Section 8.2(a) to the contrary notwithstanding, the Buyer Group or the Seller Group, as the case may be, shall not have the right to be indemnified under Section 8.2(a)(i) or Section 8.2(b)(i) (x) unless and until the Buyer Group, or the Seller Group, as the case may be, (or any member thereof) shall have incurred on a cumulative basis Adverse Consequences from breaches of the Seller’s or the Buyer’s, as the case may be, representations and warranties (other than the Seller Core Representations) in an amount exceeding $50,000 (the “Basket”), in which case the right to be indemnified shall apply to the extent of all such Adverse Consequences in excess of the Basket or (y) for Adverse Consequences from breaches of the Seller’s or the Buyer’s, as the case may be, representations and warranties that exceed $1,000,000 in the aggregate (the “Cap”); provided, however, that in no event shall the Basket or the Cap apply with respect to the Seller Core Representations, willful breaches of any representations and warranties, or fraud.
8.3 Indemnification Procedures.
(a) If any third party shall notify any Party to this Agreement (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party to this Agreement (the “Indemnifying Party”) under Section 8.2, then, subject to Section 8.3(d) below, the Indemnified Party shall notify in writing each Indemnifying Party thereof promptly and provide specific details of the matter; provided, however, that no reasonable delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice (or counsel selected by any insurer providing defense) reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief (unless any insurer providing defense also is defending such claims for equitable relief to the good faith reasonable satisfaction of the Indemnified Party), (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may participate in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter shall affect its ongoing business; provided, however, that the fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties. Subject to the preceding sentence, if the Indemnifying Party’s insurer is engaged in the defense of a claim, the Indemnified Party shall attempt, in good faith, to use reasonable efforts, in connection with any participation by the Indemnified Party in the defense of such claim, not to materially interfere with the insurer’s defense of the claim. If, within such 15-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter without the consent of the Indemnifying Party and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer to the extent resulting from, arising out of, relating to, or caused by the claim to the fullest extent provided herein; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, then the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of the claim effected pursuant to this Section 8.3, and for any final judgment, if the Indemnified Party is entitled to indemnification from the Indemnifying Party under the terms of this Article VIII.
(b) If an Indemnified Party’s notice of indemnification does not relate to a claim or the commencement of an action or proceeding by a third party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to object to the subject matter and the amount of the claim for indemnification set forth in such notice by delivering written notice thereof to the Indemnified Party. If the Indemnifying Party does not so object within such 30-day period, it shall be conclusively deemed to have agreed to the matters set forth in such notice of indemnification.
(c) The Parties recognize and acknowledge that a breach by any Party of this Article VIII may cause irreparable and material loss and damage to the other Party as to which the other Party may not have an adequate remedy at law or in damages. Accordingly, each Party acknowledges and agrees that the issuance of an injunction or other equitable remedy may be an appropriate remedy for any such breach.

(d) An Indemnified Party shall notify each Indemnifying Party promptly upon such Indemnified Party’s becoming aware of any matter which may give rise to a claim by such Indemnified Party for indemnification against an Indemnifying Party under Section 8.2 not covered by Section 8.3(a) above; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by the delay.
(e) If the Indemnifying Party objects in writing to any claim for indemnification made by the Indemnified Party in any written notice of a claim (an “Objection Notice”), then the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and the parties shall each provide information (as reasonably requested) to the other related to the issues set forth in the Objection Notice. If the Indemnified Party and the Indemnifying Party so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of indemnification by Seller, the amount agreed upon by the parties shall be paid to Buyer by wire transfer of immediately available funds in New York, New York, and in the case of indemnification by Buyer, such amount shall be paid to Seller by wire transfer of immediately available funds in Connecticut.
(f) The amount of any Adverse Consequences for which indemnification is provided pursuant to this Article VIII shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification agreement with any third party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Adverse Consequences.
(g) The representations and warranties of the parties contained herein shall survive the Closing until the earlier of (a) the applicable Survival Date or (b) the transfer by or on behalf of Buyer of all or substantially all of the Business, in a stand-alone transaction, to any Person not affiliated with Buyer. For the avoidance of doubt, the representations and warranties of the parties contained herein shall survive a sale of all or substantially all of the Parent’s business (whether by merger, sale of stock or assets, recapitalization or otherwise). Any claim under this Agreement with respect to a breach of a representation and warranty must be asserted by a Claim Notice delivered prior to 5:00 P.M., Eastern Time, on the applicable Survival Date and, if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.
8.4 Exclusive Remedy.
The provisions set forth in this Article VIII shall be the exclusive remedy for any claims brought by either party against the other party relating to the subject matter set forth in this Agreement whether brought pursuant to the provisions of this Article VIII or otherwise, except (i) for any right of the parties to specific performance of the terms of this Agreement, and (ii) in the case of fraud or willful misconduct.
8.5 Parent Guaranty.
Parent, as the sole member of the Buyer, hereby agrees to unconditionally, irrevocably and absolutely guaranty to the Seller the prompt and complete payment of all amounts owing to the Seller by the Buyer pursuant to this Article VIII, and all other obligations of the Buyer under this Agreement.

ARTICLE IX.
ADDITIONAL AGREEMENTS
9.1 Transaction Expenses.
(a) The Buyer and the Seller shall each pay all of their respective expenses in connection with the transactions contemplated hereby, including, without limitation, all attorneys’ fees and expenses and accountants’ fees and expenses.
(b) In no event shall the Buyer be liable for any income, capital gain, franchise or other similar Tax arising or imposed as a result of the transactions contemplated herein, and the Seller shall pay all transfer, stamp (including documentary stamp Taxes, if any) and other similar Taxes or governmental charges with respect to the transactions herein contemplated. Any sales or use or other registration or other transfer Taxes imposed on the sale of the Acquired Assets at the Closing shall be borne by the Seller.
9.2 Efforts to Consummate; Further Assurances.
Subject to the terms and conditions herein provided, the Parties shall do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable. Each of the Parties agrees that it will from time to time on or after the Closing promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney and other documents as may be reasonably requested by any of the other Parties for better assigning, transferring, granting, conveying and conferring right, title and interest to the Buyer of the Acquired Assets and for the better assumption by the Buyer of the Assumed Liabilities. Without limiting the generality of the foregoing, the Parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, foreign, international, state, provincial, local, and other Tax returns and Tax elections with respect to the Business.
9.3 Confidentiality.
(a) As used in this Section 9.3, the term “Confidential Information” includes any and all of the following information of the Seller or the Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):
(i) all information that is a trade secret under applicable trade secret or other Law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;
(iii) all information concerning the business and affairs of the Disclosing Party (including, but not limited to, historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret Law and any other applicable Law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 9.3, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Section 9.3 to the extent included within the definition. In the case of trade secrets, each of the Buyer and the Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.
(c) (i) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (A) shall be kept confidential by the Receiving Party; (B) shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated hereunder; and (C) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of the Seller with respect to Confidential Information of the Seller (each, a “Seller Contact”) or an authorized representative of the Buyer with respect to Confidential Information of the Buyer (each, a “Buyer Contact”). Each of the Buyer and the Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the transactions contemplated hereunder and are informed by the Buyer or the Seller, as the case may be, of the obligations of this Section 9.3 with respect to such information. Each of the Buyer and the Seller shall (D) enforce the terms of this Section 9.3 as to its respective Representatives; (E) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 9.3; and (vi) be responsible and liable for any breach of the provisions of this Section 9.3 by it or its Representatives.

(ii) Unless and until this Agreement is terminated, the Seller shall maintain as confidential any Confidential Information (including for this purpose any information of the Seller of the type referred to in Sections 9.3(a)(i), (ii) and (iii), whether or not disclosed to the Buyer) of the Seller relating to any of the Acquired Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, the Seller may use any Confidential Information of the Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 8.3.
(d) From and after the Closing, the provisions of Section 9.3(a) above shall not apply to or restrict in any manner the Buyer’s use of any Confidential Information of the Seller relating to the Business or any of the Acquired Assets or the Assumed Liabilities.
(e) Sections 9.3(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 9.3 by the Receiving Party or its Representatives; (ii) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (iii) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. The Seller shall not disclose any Confidential Information of the Seller relating to any of the Acquired Assets or the Assumed Liabilities in reliance on the exceptions in clauses (ii) or (iii) above, subject to any SEC disclosure obligations of Seller, including but not limited to those disclosure obligations resulting from the consummation of this Agreement and/or any other Documents.
(f) If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Authority having regulatory jurisdiction over the contemplated transactions to make any disclosure that is prohibited or otherwise constrained by this Section 9.3, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 9.3. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Authority, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 9.3(f) do not apply to any Proceedings between the parties to this Agreement.

(g) If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.
(h) The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties (i) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (ii) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.
(i) This Section 9.3 is intended to supersede, and terminate in its entirety, the Confidentiality Agreement.
(j) The provisions of this Section 9.3 shall survive for a period of twelve (12) months from the date of this Agreement.
9.4 Non-Disparagement.
The Seller shall cause its Representatives not to make any statements, observations or opinions or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Business or the Buyer and its Affiliates or that is inconsistent with the purpose and intent of the Documents. The Buyer shall cause its Representatives not to make any statements, observations or opinions or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Seller or its Affiliates or that is inconsistent with the purpose and intent of the Documents.

9.5 Broker’s Fees.
Each of the Parties shall be responsible for, and shall hold each of the other Parties harmless against, any fees or commissions for which such Party is liable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
9.6 Non-Compete.
(a) During the Non-Compete Period, the Seller and its Subsidiaries shall not (i) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (ii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate with, or (iii) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for any business in competition with or otherwise similar to the Business or the Buyer’s liquid processing business in (x) the States of New York, Connecticut or New Jersey, (y) in any other state of the United States of America or any other country in the world from which the Buyer derives at least five percent (5%) of its gross revenues prior to the end of the Non-Compete Period, or (z) within 360 miles of any of the Seller’s manufacturing facilities or the manufacturing facilities of any of the Seller’s Subsidiaries ((x), (y), and (z) the “Restricted Territories”). Ownership by the Seller, as a passive investment, of less than 1% of the outstanding shares of ownership interest of any corporation listed on a national securities exchange will not constitute a breach of this Section 9.6.
(b) During the Non-Compete Period, the Seller and its Subsidiaries shall not divert or attempt to divert any or all of the Business of Buyer’s or any of Buyer’s Affiliate’s customers or suppliers from Buyer or its Affiliates in violation of this Agreement or applicable Law (including any applicable trade secrets law).
(c) The Seller acknowledges that the Buyer has required that the Seller make the agreements in this Section 9.6 as a condition to the Buyer’s consummation of the transactions contemplated by this Agreement. The Seller acknowledges that the restrictions and agreements contained in this Section 9.6 are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of the Buyer, including the preservation of the Business, and that violation or breach of this Section 9.6 will cause substantial and irreparable harm to the Buyer that would not be quantifiable and for which no adequate remedy would exist at Law.
(d) If, at the time of enforcement of this Section 9.6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Buyer to the greatest extent possible under applicable Law from improper competition. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 9.6 and that the Buyer would be irreparably damaged if any Party were to breach the covenants set forth in this Section 9.6. Therefore, in the event of a breach or threatened breach of this Section 9.6, the Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 9.6 (without posting a bond or other security) or require the breaching party (the “Breaching Party”) to account for and pay over to the Buyer all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Section 9.6, if and when final judgment of a count of competent jurisdiction is so entered against such Breaching Party.
(e) The Buyer shall also enter into the Non-Competition Agreements with the individuals party thereto.

9.7 Cooperation.
Following the Closing, the Seller and the Buyer will cooperate with each other with regard to collections from customers of the Business, and the Seller will keep the Buyer reasonably informed of its collection efforts with regard to customers of the Business with regard to pre-closing accounts receivable that are more than sixty (60) days past due, in order to maintain good relations with customers of the Business.
9.8 [Intentionally Omitted].
9.9 Payment of Assumed and Excluded Liabilities.
(a) The Buyer shall, after the Closing, promptly pay to the appropriate Person any Assumed Liabilities related to the Business (i) which become due and payable after the Closing, or (ii) which were due and payable on the Closing Date; and
(b) The Seller shall, after the Closing, promptly pay to the appropriate Person any Excluded Liabilities related to the Business (i) which become due and payable after the Closing, or (ii) which were due and payable on the Closing Date.
9.10 Product Liability Insurance.
The Seller shall maintain in force for three (3) years following the Closing product liability insurance insuring Seller with respect to products of the Business sold prior to the Closing, naming the Buyer as a named insured and meeting the other requirements set forth on Schedule 9.10.
ARTICLE X.
[Intentionally Omitted]
ARTICLE XI.
DEFINITIONS
In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:
“Acquired Assets” has the meaning assigned to such term in Section 1.1.
“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, lost profits, diminution in value, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (whether such attorneys’ fees and expenses arise out of a dispute or claim among the Parties or out of a dispute involving third parties).

“Affiliate” of a Person shall means (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, or (ii) any officer, director, or manager of such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning assigned to such term in the preamble of this Agreement.
“Assumed Liabilities” has the meaning assigned to such term in Section 1.3.
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
“Basket” has the meaning assigned to such term in Section 8.2(c).
“Bill of Sale” has the meaning assigned to such term in Section 2.3(a).
“Breaching Party” has the meaning assigned to such term in Section 9.6(d).
“Business” has the meaning set forth in the recitals to this Agreement.
“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the cities of New York, New York.
“Business Profit and Loss Statements” has the meaning assigned to such term in Section 5.4(a).
“Buyer” has the meaning assigned to such term in the preamble of this Agreement.
“Buyer Contact” has the meaning assigned to such term in Section 9.3(c).
“Buyer Core Representations” means Section 6.1 (Organization), Section 6.2 (Authorization of Transaction), and Section 6.4 (Brokers).
“Buyer Group” has the meaning assigned to such term in Section 8.2(a).
“Cap” has the meaning assigned to such term in Section 8.2(c).
“Cash Closing Payment” had the meaning assigned to such term in Section 2.1(a).
“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Date” has the meaning assigned to such term in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
“Confidential Information” has the meaning assigned to such term in Section 9.3(a).
“Confidentiality Agreement” means that Confidentiality Agreement, dated February 17, 2006, by and between the Parent and the Seller.
“Consideration” has the meaning assigned to such term in Section 2.1.
“Contracts” has the meaning assigned to such term in Section 1.1(d).
“Direct Cash Payment” has the meaning assigned to such term in Section 2.1(a).
“Disclosing Party” has the meaning assigned to such term in Section 9.3(a).
“Documents” means this Agreement, the Bill of Sale, the Undertaking and Assumption of Liabilities, the Intellectual Property License Agreement, the Non-Competition Agreement, the Patent Assignment, the Transition and Manufacturing Services Agreement and the Other Assignment Documents.
“Employee Benefit Plan” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees, officers or directors of the Seller maintained, sponsored or funded by the Seller, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which the Seller may have any liability contingent or otherwise and other similar health and benefit plans established pursuant to statute.
“Environmental and Safety Requirements” means any and all Laws, Orders, contractual obligations and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., Oil Pollution Act of 1990, 33 U.S.C. §§ 270 et seq., The Federal Food Drug and Cosmetic Act 21 U.S.C. § 301 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §§ 1804 et seq., the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in Section 1.2.
“Excluded Liabilities” has the meaning assigned to such term in Section 1.4.
“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, without limitation, as applicable, articles or certificate of incorporation, memorandum, memorandum of association, articles of association, articles of organization, certificate of formation, partnership agreement, by-laws, and/or operating or limited liability company agreement.
“Funded Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options or other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property regardless of whether delivery of such merchandise, materials, supplies, service or other property is ever made or tendered, (i) all guaranties by such Person of obligations of others and (j) all capitalized lease obligations of such Person.
“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, international, provincial, federal, state, county or local.
“Indemnified Party” has the meaning assigned to such term in Section 8.3(a).
“Indemnifying Party” has the meaning assigned to such term in Section 8.3(a).
“Intellectual Property” means (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) registered and unregistered trademarks, service marks, trade dress, trade styles, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works and copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all know-how, binding processes and other manufacturing processes, (g) all other proprietary rights (including product and part names and numbers, model names and numbers and “style” and tooling), (h) all domain names, url’s, and registrations in respect thereof and (i) all copies and tangible embodiments thereof.

“Intellectual Property License Agreement” has the meaning assigned to such term in Section 2.3(a).
“Knowledge of the Seller” has the meaning assigned to such term in Section 12.14.
“Law” means any constitution, law, statute, common law, treaty, rule, directive, requirement or regulation or Order of any Governmental Authority, including any laws, rules or regulations relating to import-export and customs services rules or regulations.
“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Licensed Intellectual Property” has the meaning assigned to such term in Section 5.12(a).
“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, right of way, reservation, restriction, cloud on or defect in title, right of first refusal or first offer, equity, encroachment, burden, option, or other similar arrangement or interest in real or personal property, including statutory liens, trusts, deemed trusts or other encumbrances.
“Material” means in excess of $25,000 per event or $50,000 in the aggregate as to a series of related events.
“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, customer, supplier or employee relations or business prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance.
“Material Adverse Effect” means an adverse effect in excess of $25,000 per event or $50,000 in the aggregate as to a series of related events on the financial condition, assets, liabilities, or results of operations of the Business.
“Material Contracts” has the meaning assigned to such term in Section 5.13.
“Non-Compete Period” means five (5) years from the Closing Date.

“Non-Competition Agreement” has the meaning assigned to such term in Section 2.3(a).
“Objection Notice” has the meaning assigned to such term in Section 8.3(e).
“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of and Governmental Authority or arbitrator.
“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Seller and its Affiliates (including with respect to quantity and frequency).
“Other Assignment Documents” has the meaning assigned to such term in Section 2.3(a).
“Parent” has the meaning assigned to such term in the preamble of this Agreement.
“Parties” means the Buyer and the Seller.
“Patent Assignment” has the meaning assigned to such term in Section 2.3(a).
“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority or from any standard setting or safety certification body or other similar entity, including, without limitation, any requisite occupational licenses, certificates of competency and manufacturing certifications.
“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation Liens arising in the Ordinary Course of Business, and (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course of Business securing amounts that are not delinquent.
“Person” shall be construed broadly and shall include an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).
“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Authority or arbitrator.
“Receiving Party” has the meaning assigned to such term in Section 9.3(a).
“Representative” with respect to a particular Person, means any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of such Person.
“Restricted Territories” has the meaning assigned to such term in Section 9.6(a).
“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning assigned to such term in the preamble of this Agreement.
“Seller Contact” has the meaning assigned to such term in Section 9.3(c).
“Seller Core Representations” means Section 5.1 (Organization and Capitalization of the Seller), Section 5.2 (Authorization of Transaction), Section 5.3 (Non-Contravention), Section 5.9(a) (Title to Assets), Section 5.11 (Tax Matters), and Section 5.24 (Brokers).
“Seller Group” has the meaning assigned to such term in Section 8.2(b).
“Seller Tax Group” has the meaning assigned to such term in Section 5.11(a).
“Statement of Allocation” has the meaning assigned to such term in Section 2.5.
“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
“Tax” or “Taxes” means any and all United States or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning assigned to such term in Section 8.3(a).
“Transition and Manufacturing Services Agreement” has the meaning assigned to such term in Section 2.3(a).
“Ultrasonics Intellectual Property” has the meaning assigned to such term in Section 1.1(c).
“Undertaking and Assumption of Liabilities” has the meaning assigned to such term in Section 2.3(b).
“Wells’ Lien” means those Liens arising under that certain Credit and Security Agreement, dated December 29, 2006, as amended, by and among the Seller, Acoustic Marketing Research, Inc. d/b/a Sonora Medical Systems and Hearing Innovations Incorporated and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division.

ARTICLE XII.
MISCELLANEOUS
12.1 No Third Party Beneficiaries.
Except as expressly set forth in Section 8.2, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.
12.2 Entire Agreement.
This Agreement and the other Documents referred to herein constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and all understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter of any Document including, without limitation, the Confidentiality Agreement.
12.3 Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder; (iii) assign any or all of its rights hereunder in connection with a sale of all or substantially all of the business of the Parent (whether by merger, sale of stock or assets, recapitalization or otherwise); and/or (iv) assign its rights hereunder to any lenders or financing sources. Notwithstanding the foregoing or anything else contained herein, if Buyer performs any of the aforementioned assignments or designations set forth in (i), (ii), (iii) and/or (iv), Buyer shall continue to remain liable for its obligations under this Agreement and/or any other Documents.
12.4 Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Legal delivery of this Agreement may be made by telecopy or by electronic mail (pdf format).
12.5 Headings.
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
12.6 Right of Set Off.
In the event of a breach by the Seller of the provisions of any Document, the Buyer is hereby authorized to set off and apply any and all amounts at any time held by the Buyer or its Affiliates on behalf of the Seller and any and all indebtedness or monetary obligations at any time owing by the Buyer or its Affiliates to the Seller against any and all of the obligations of the Seller now or hereafter existing under the Documents.

12.7 Notices.
Any written notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission if sent by facsimile, e-mail or other wire transmission (receipt confirmed), (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows (or at such other address or telecopy numbers for a party as shall be specified by like notice):
If to the Seller:
MISONIX, INC.
1938 New Highway
Farmingdale, New York 11735
Attention: Michael A. McManus, Jr.
Telephone: 631-694-9555
Telecopy: 631-694-9412
E-Mail: mmcmanus@misonix.com
with a copy to:
Siller Wilk LLP
675 Third Avenue
New York, New York 10017
Attention: Joel I. Frank, Esq.
Telephone: 212-421-2233
Telecopy: 212-752-6380
E-Mail: jfrank@sillerwilk.com
If to the Buyer:
Sonics & Materials, Inc.
53 Church Hill Road
Newtown, Connecticut 06470
Attention: Robert S. Soloff, President
Telephone: (203) 270-4600
Telecopy: (203) 270-4610
E-Mail: rsoloff@sonics.com
and
Attention: Lauren H. Soloff
Executive Vice President
Telephone: (203) 270-4600
Telecopy: (203) 270-4610
E-Mail: lsoloff@sonics.com

with a copy to:
Finn Dixon & Herling LLP
177 Broad Street, 15th Floor
Stamford, Connecticut 06901-2048
Attention: Jon T. Hirschoff, Esq.
Telephone: (203) 325-5000
Telecopy: (203) 325-5001
E-Mail: jhirschoff@fdh.com
Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
12.8 Governing Law.
This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.
12.9 Amendments and Waivers.
No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by (i) the Buyer and (ii) the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
12.10 Incorporation of Exhibits and Schedules.
The Exhibits, Schedules and other attachments identified in this Agreement are part of this Agreement as if set forth in full herein.
12.11 Construction.
If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

12.12 Independence of Covenants and Representations and Warranties.
All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
12.13 Remedies.
Except as otherwise provided herein or in the other Documents, the Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, the Seller hereby agrees that if the Seller fails to convey the Acquired Assets to the Buyer in accordance with the provisions of this Agreement, the Buyer’s remedy at law may be inadequate. In such event, the Buyer shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Seller to convey the Acquired Assets.
12.14 Knowledge Attributable to the Seller.
Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made “to the Knowledge of the Seller” or containing words of similar intent or effect, the Knowledge of the Seller will be deemed to include, without limitation, the knowledge of any of Michael McManus, Richard Zaremba and Frank Napoli. The Seller shall be required to examine all relevant documents and to make due inquiries of each of its directors and officers and each of its other management employees (including general managers), and agents who would likely have knowledge of the relevant facts or circumstances.
12.15 Severability.
It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.16 Waiver of Jury Trial.
NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
12.17 [Intentionally Omitted].
12.18 Jurisdiction
(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself, and its property, to the nonexclusive jurisdiction of any New York State court or any Connecticut State court or any federal court of the United States of America sitting in Nassau or Westchester Counties in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or Connecticut State court or, to the extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding, if not appealed, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any court referred to in Section 12.18(a) above. Each of the Parties irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 12.7. Nothing in this Agreement will affect the right of a Party to serve process in any other manner permitted by law.
12.19 Mutual Drafting
This Agreement and the Documents are the mutual product of Buyer and Seller, each provision of this Agreement and of the Documents have been subject to mutual consultation, negotiation and drafting, and the language of this Agreement and the Documents shall therefore be interpreted without reference to which party prepared this Agreement, the Documents or any portion hereof or thereof.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

iSONIX LLC

By:	/s/ Lauren H. Soloff

	Name:	Lauren H. Soloff
	Title:	President

SELLER:

MISONIX, INC.

By:	/s/ Michael A. McManus

	Name:	Michael A. McManus
	Title:	Pres & CEO

SOLELY FOR PURPOSES OF SECTION 8.5:

SONICS & MATERIALS, INC.

By:	/s/ Lauren H. Soloff

	Name:	Lauren H. Soloff
	Title:	Executive Vice President

Address:
53 Church Hill Road
Newtown, Connecticut 06470